Exhibit 99.1

SeaCube Container Leasing Ltd. Reports Second Quarter 2011 Results

Second Quarter 2011 and Year-to-Date Highlights

  For the second quarter, adjusted net income was $10.4 million, a year-over-year increase of 30%. Adjusted net income per diluted common share was $0.51. Net income was $9.4 million.
  Declared a dividend of $0.24 per share, representing a 9% increase from the previous quarter’s dividend.
  Total revenue was $40.8 million for the second quarter, a year-over-year increase of 21%.
  Average utilization was 98.6% for the second quarter.
  Ordered approximately $400 million in new equipment for delivery through November 2011; 90% is committed to long-term leases.

PARK RIDGE, N.J.--(BUSINESS WIRE)--August 9, 2011--SeaCube Container Leasing Ltd (SeaCube) (NYSE: BOX), one of the world’s largest lessors of intermodal freight containers, today reported results for the second quarter ended June 30, 2011.

Adjusted net income(1) was $10.4 million for the second quarter of 2011 compared to $8.0 million in the second quarter of 2010, an increase of 30%. For the second quarter of 2011, adjusted net income per diluted common share was $0.51. The Company focuses on adjusted net income because it excludes the impact of non-cash interest expense and non-recurring items that are unrelated to the operating performance of the business.

Total revenue was $40.8 million for the second quarter of 2011 compared to $33.6 million for the second quarter of 2010, an increase of 21%. Utilization continues to be strong with average second quarter utilization of 98.6%. Adjusted EBITDA(1) was $60.8 million for the second quarter of 2011, compared to $53.0 million in the second quarter of 2010.

The Company reported net income of $9.4 million for the second quarter of 2011 compared to $7.3 million for the second quarter of 2010. Net income per diluted common share was $0.47 for the second quarter of 2011, compared to $0.45 for the second quarter of 2010.

Joseph Kwok, Chief Executive Officer of SeaCube, commented, “SeaCube generated strong revenue and earnings growth in the second quarter, as we continued to benefit from our investments in new containers. In 2011 year-to-date, we have ordered approximately $400 million of new equipment, surpassing the amount we invested in 2010 and our original plan for 2011. Consistent with our strategy of maintaining strong utilization, 90% of the new containers are already committed to long-term leases.”

Mr. Kwok continued, “As we progress through the second half of the year, SeaCube remains well positioned to continue to achieve strong year-over-year revenue and earnings growth. Our year-to-date investment of $400 million is expected to be completed by November, and we will continue to make investments that are in the best interests of our shareholders. Our primary focus will be on the refrigerated container market, enabling the Company to take advantage of favorable sector fundamentals and further solidify its position as the largest lessor of refrigerated containers.”

Mr. Kwok concluded, “Based on our strong results for the second quarter, our Board of Directors declared a dividend of $0.24 per share, which is an increase of 9%. Since going public in November 2010, this is the second time SeaCube has raised its dividend and we have declared cumulative dividends of $0.88 per share.”

Adjusted net income(1) was $19.6 million for the six months ended June 30, 2011, compared to $16.8 million for the six months ended June 30, 2010. For the six months ended June 30, 2011, adjusted net income per diluted common share was $0.98.

Total revenue was $77.6 million for the six months ended June 30, 2011 compared to $66.8 million for the six months ended June 30, 2010. Adjusted EBITDA(1) was $113.6 million for the six months ended June 30, 2011 compared to $105.1 million for the six months ended June 30, 2010.

The Company reported net income of $18.4 million for the six months ended June 30, 2011 compared to $14.5 million for the six months ended June 30, 2010. Net income per diluted common share was $0.91 for the six months ended June 30, 2011 compared to $0.90 for the six months ended June 30, 2010.

Dividend

On August 9, 2011, the Company’s Board of Directors approved and declared a $0.24 per share cash dividend on its issued and outstanding common shares, payable on October 14, 2011 to shareholders of record at the close of business on October 7, 2011.

Investors' Conference Call

In connection with this earnings release, management will host an earnings conference call and webcast on Wednesday, August 10, 2011 at 10:00 a.m. Eastern time. The live conference call may be accessed by dialing 1-866-347-8894 (from within the U.S.) or 1-706-643-5328 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference "SeaCube Second Quarter Earnings Call." A simultaneous webcast of the conference call with an accompanying slide presentation will be available to the public at www.seacubecontainers.com. A telephonic replay of the conference call will be available until 11:59 p.m. on Friday, August 19, 2011 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code "85088495."

About SeaCube Container Leasing Ltd.

SeaCube Container Leasing Ltd. is one of the world’s largest container leasing companies based on total assets. Containers are the primary means by which products are shipped internationally because they facilitate the secure and efficient movement of goods via multiple transportation modes, including ships, rail and trucks. The principal activities of our business include the acquisition, leasing, re-leasing and subsequent sale of refrigerated and dry containers and generator sets. We lease our containers primarily under long-term contracts to a diverse group of the world’s leading shipping lines. As of June 30, 2011, we employed 76 people in seven offices worldwide and had total assets of $1.4 billion. We own or manage a fleet of 558,294 units, representing 878,397 twenty-foot equivalent units (TEUs) of containers and generator sets.

Safe Harbor

Certain items in this press release and other information we provide from time to time, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as ‘‘outlook,’’ ‘‘believes,’’ ‘‘expects,’’ ‘‘potential,’’ ‘‘continues,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘could,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘predicts,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates,’’ ‘‘anticipates,’’ ‘‘target,’’ ‘‘projects,’’ ‘‘contemplates’’ or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. For a discussion of such risks and uncertainties, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2010. Furthermore, Seacube is under no obligation to update or alter any of the forward-looking statements contained in this press release as a result of new information, future events or otherwise, unless required by law.

(1)

Adjusted net income, adjusted net income per diluted common share, proforma adjusted net income per diluted common share, and adjusted EBITDA are non-GAAP measurements. The Company’s definition and calculations are outlined in the attached schedules.

SeaCube Container Leasing Ltd.

Consolidated Balance Sheets
(Amounts in thousands, except share data)
(unaudited)

	June 30, 2011	December 31, 2010

Assets
Cash and cash equivalents	$12,512	$17,868
Restricted cash	21,217	17,132
Accounts receivable, net of allowance of $2,949 and $2,957, respectively	34,543	27,168
Net investment in direct finance leases	561,764	516,158
Leasing equipment, net of accumulated depreciation of $156,206 and
$141,783, respectively	678,787	476,566
Goodwill	22,483	22,483
Shareholder note	8,370	8,247
Other assets	16,795	12,605
Total assets	$1,356,471	$1,098,227
Liabilities and shareholders’ equity

Liabilities:
Equipment purchases payable	$47,613	$39,379
Accrued expenses and other liabilities	34,628	24,068
Fair value of derivative instruments	41,268	45,496
Deferred income	2,545	2,370
Deferred income taxes	3,273	3,406
Debt:
Due within one year	142,061	130,095
Due after one year	882,019	664,107
Total debt	1,024,080	794,202
Total liabilities	1,153,407	908,921
Commitments and contingencies
Shareholders’ equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized	—	—
Common shares, $0.01 par value 400,000,000 shares authorized; 20,163,359 shares issued and outstanding at June 30, 2011; 20,017,812 shares issued and
outstanding at December 31, 2010	201	200
Additional paid in capital	218,299	217,789
Retained earnings	21,556	12,030
Accumulated other comprehensive income (loss)	(36,992)	(40,713)
Total shareholders’ equity	203,064	189,306
Total liabilities and shareholders’ equity	$1,356,471	$1,098,227

SeaCube Container Leasing Ltd.

Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues:
Equipment leasing revenue	$24,953	$17,544	$46,718	$34,181
Finance revenue	13,711	13,006	26,336	26,329
Other revenue	2,100	3,099	4,531	6,333
Total revenues	40,764	33,649	77,585	66,843
Expenses:
Direct operating expenses	1,270	1,782	2,249	4,059
Selling, general and administrative expenses	5,751	4,894	11,645	10,238
Depreciation expenses	11,013	8,423	20,917	16,798
Provision for doubtful accounts	40	(406)	40	(356)
Impairment of leasing equipment held for sale	169	565	365	782
Interest expense, including non-cash interest of $982,
$755, $1,239 and $2,404, respectively	13,405	10,438	23,859	21,655
Interest income	(69)	(7)	(143)	(907)
Other expenses (income), net	65	120	432	(528)
Total expenses	31,644	25,809	59,364	51,741

Income before provision for income taxes	9,120	7,840	18,221	15,102
Provision (benefit) for income taxes	(258)	551	(177)	571
Net income	$9,378	$7,289	$18,398	$14,531
Net Income per common share
Basic	$0.47	$0.45	$0.91	$0.90
Diluted	$0.47	$0.45	$0.91	$0.90
Dividend per common share	$0.22	$0.175	$0.44	$0.175

Non-GAAP Financial Measure

The Company has presented adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) as a measure of operating results. We define adjusted EBITDA as income (loss) from continuing operations before income taxes, interest expenses including loss on retirement of debt, depreciation and amortization, fair value adjustments on derivative instruments, loss on terminations and modification of derivative instruments, gain on sale of assets, and write-offs of goodwill plus principal collections on direct finance lease receivables. SeaCube has presented adjusted EBITDA as a supplemental financial measure as a means to evaluate performance of the Company’s business. SeaCube believes that, when viewed with GAAP results and the accompanying reconciliation, it provides a more complete understanding of factors and trends affecting the Company’s business than the GAAP results alone. Adjusted EBITDA is a non-GAAP measure, and, as such, a reconciliation of adjusted EBITDA to net income is provided below.

SeaCube Container Leasing Ltd.
Non-GAAP Reconciliation of Adjusted EBITDA
(Amounts in thousands)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Net income	$9,378	$7,289	$18,398	$14,531
Provision for income taxes	(258)	551	(177)	571
Depreciation expenses	11,013	8,423	20,917	16,798
Interest expense, net of interest income	13,336	10,431	23,716	20,748
Collections on net investment in direct financing leases,
net of interest earned	27,287	26,294	50,763	52,411
Adjusted EBITDA	$60,756	$52,988	$113,617	$105,059

In addition, the Company has presented adjusted net income, adjusted net income per diluted common share and pro forma adjusted net income per diluted common share as a measure of financial and operating performance. We define adjusted net income (loss) as net income before non-cash interest expense related to terminations and modifications of derivative instruments, losses on retirement of debt, fair value adjustments on derivative instruments, loss on swap terminations, write-offs of goodwill and gain on the sale of assets. We use adjusted net income to assess our consolidated financial and operating performance, and we believe this non-GAAP measure is helpful to management and investors in identifying trends in our performance. Adjusted net income is a non-GAAP measure, and, as such, a reconciliation of adjusted net income to net income is provided below.

SeaCube Container Leasing Ltd.
Non-GAAP Reconciliation of Adjusted Net Income
(Amounts in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net income (loss)	$9,378	$7,289	$18,398	$14,531
Non-cash interest expense, net of tax	997	664	1,251	2,313
Adjusted net income	$10,375	$7,953	$19,649	$16,844

Adjusted net income per diluted common share	$0.51	$0.49	$0.98	$1.04

Common shares used in computing adjusted
net income per diluted common share (a)	20,163,359	16,357,046	20,121,809	16,179,509

(a)

If, for purposes of calculating adjusted net income per diluted common share for the three and six months ended June 30, 2010, the weighted-average shares outstanding were increased by the 3,450,000 shares offered during the IPO, the resulting pro forma adjusted net income per diluted common share would have been $0.40 and $0.86, respectively.

CONTACT:
Investor:
SeaCube Container Leasing Ltd
David Doorley, 201-391-0800